EXHIBIT 2

        OPINION AND CONSENT OF EDWIN L. KERR, ESQ., COUNSEL OF DEPOSITOR

                                     March 10, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Phoenix Home Life Variable Universal Life Account
         Phoenix Home Life Mutual Insurance Company
         Pre-Effective Amendment No. 1 to Form S-6
         Registration Nos. 333-86921 and 811-4721

Dear Sirs:

    As Counsel to the depositor, I have participated in the development of and am familiar with the variable life insurance policies, Phoenix Executive Benefit and Phoenix Corporate Edge ("Policies"), which are the subject of the above-captioned Registration Statement on Form S-6.

    In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

    Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.


    My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.


                                     Very truly yours,

                                     /s/ Edwin L. Kerr
                                     ---------------------------
                                     Edwin L. Kerr, Counsel
                                     Phoenix Home Life Mutual Insurance Company